Exhibit 99.1

SEAWORLD ANNOUNCES TWO INDEPENDENT, VETERAN THEME PARK INDUSTRY EXECUTIVES TO JOIN ITS BOARD OF DIRECTORS

Board Also Recommends Enhanced Corporate Governance Practices Including Phased Elimination of Classified Board and Adoption of Majority Voting

ORLANDO, Fla., April 15, 2016 -- SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today announced that its Board of Directors has added one new independent director and nominated another, both with significant experience directly related to the company’s theme park business.

The company also announced that its Board is recommending the adoption of enhancements to its corporate governance practices, including the phased elimination of its classified board structure and the adoption of a majority voting standard in uncontested director elections.

Ron Bension, 61, the President of House of Blues Entertainment at Live Nation, and former Chairman and CEO of MCA/Universal Studios Recreation Group, has joined the Board, succeeding Jim Atchison, who has decided to step down as a director but will remain a consultant to the company. Previously, Mr. Bension was responsible for all aspects of Universal Studios Hollywood and Universal Studios Florida in addition to developing international theme park joint ventures, and he has extensive e-commerce and entertainment company expertise from his experience leading several companies to financial and strategic success.

Donald C. Robinson, 62, formerly the Executive Vice President of Hong Kong Disneyland, has been nominated for election at the 2016 Annual Meeting to fill the seat left vacant by Joe Baratta, Global Head of Private Equity at Blackstone, who, as previously announced, will retire from the Board upon the election of his successor. Mr. Robinson has extensive operations expertise, as well as over thirty years of executive and management positions in global theme park, retail, restaurant, resort and entertainment businesses.

“As we have transformed SeaWorld over the past year, the Board has taken decisive action on several fronts to best serve the interests of all our shareholders and other stakeholders. Adding these two independent theme park industry veterans to our already broadly experienced Board, together with enhancements to our governance practices, is consistent with our priorities and reflects constructive input from our shareholders,” said SeaWorld Chairman David F. D’Alessandro.

"On behalf of the entire Board, I'd like to thank Jim for his significant contributions and achievements during his three decades at the company,” said D’Alessandro. “Jim helped assure a smooth transition to our new CEO and his perspective has been extremely valuable.”

The company also announced the Board is recommending the adoption of two enhancements to its corporate governance practices at the company’s 2016 annual meeting:

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the elimination of the company’s classified board structure through a declassification process to be implemented on a three year phase-out basis, so that directors would start to be elected to a one-year term beginning with the directors elected at the company’s 2017 annual meeting of stockholders. When completed, this initiative will enable SeaWorld shareholders to elect the entire board annually for a one year term.

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implementation of a majority voting standard for uncontested director elections. Under this standard, each nominated director must receive more votes cast for his or her election than against to be elected. An incumbent director will be required to offer to tender his or her resignation if the director fails to receive a majority of "for" votes, and the board will determine the appropriate course of action after considering the recommendation of the nominating and corporate governance committee. If the company’s stockholders approve this proposal, the Board will take the necessary actions to amend the company’s bylaws to implement a majority voting standard in uncontested director elections. In the case of contested elections, directors will continue to be elected by a plurality vote.

The 2016 annual meeting is scheduled to be held on June 15, 2016.

Ron Bension Biography

Ron Bension serves as President of House of Blues Entertainment for Live Nation. Mr. Bension is focused on consolidating the 50 venues that he directly manages into a national platform, creating new touring products and improved consumer experiences. Prior to his role as President of House of Blues Entertainment, Mr. Bension was CEO of TicketsNow, working with the team at Ticketmaster to restructure the resale site's operations and business initiatives. During his more than 30-year career, he has led several major e-commerce, recreation and entertainment companies to financial and strategic success.

Previously, Mr. Bension was CEO of WMG's Sportnet, the leading developer and operator of action sports websites in the country. He also held principal roles as CEO of Tickets.com, where he restructured the fledgling online ticketing technology and service provider. He helped raise more than $20 million in new capital, installed a marquee management team, integrated 11 acquired companies and implemented multiple leading-edge digital ticketing technologies, resulting in significant cost savings, exponential revenue growth and increased market share. Ron also managed the company's relationships with the 2002 Winter Olympics and the World Series. He then oversaw Tickets.com's 2005 sale to Major League Baseball.

Prior to Tickets.com, Mr. Bension was President and CEO of Sega GameWorks, a multi-unit, location-based entertainment company founded by Steven Spielberg. During his two and a half years at the company's helm, he engineered a dramatic increase in revenue and growth. He was honored for his achievements with the prestigious Ernst & Young Entrepreneur of the Year Award in 2001. Mr. Bension also served as Chairman and CEO of Universal Studios Recreation Group, a division of Universal Studios, where he oversaw the $1 billion global leisure recreation company and was responsible for running all aspects of Universal Studios Hollywood and Universal Studios Florida in addition to developing international theme park joint ventures. Bension also was heavily involved in the planning and development of Universal's expansion in Florida with the creation of the Islands of Adventure theme park, City Walk, and the Universal Resort Hotels.

Mr. Bension holds a Bachelor of Science in Criminal Justice from California State University, Los Angeles. He is the founder of Discover A Star Foundation, a non-profit organization that provides scholarships to financially challenged, high-achieving high school graduates.

Don Robinson Biography

Donald C. Robinson recently retired as the president and chief operating officer for All Aboard Florida, the country’s first privately owned intercity passenger rail system that will connect South Florida to Orlando, where he served from March 2012 until December 2014. Prior to this, from February 2006 to September 2012, he served as president of Baha Mar Ltd., a luxury resort company.

Previously, Mr. Robinson served in various capacities for The Walt Disney Company from June 1972 to January 2006, including as Group Managing Director and Executive Vice President of Hong Kong Disneyland from 2001 to 2006, as Senior Vice President of Operations at Walt Disney World Operations from 1998 to 2001, as Senior Vice President/Vice President of Walt Disney World Resorts from 1995 to 1998, and as Opening General Manager of Disney’s All-Star Resorts, Walt Disney World, from 1993 to 1995. Mr. Robinson also served as Opening General Manager of Newport Bay Club at Disneyland Paris from 1992 to 1993, Director of Corporate Rooms and Related Services at Disney Theme Parks & Resorts from 1988 to 1992, and General Manager of Disney’s Golf Resort, Walt Disney World from 1987 to 1988.

Overall, Mr. Robinson was responsible for the operation of four theme parks, three water parks, 30,000 hotel rooms, over 200 restaurants (including QSR, Table Service, Fine Dining, Bars, Lounges and Convention Catering), five golf courses, and Disney’s Wide World of Sports, with aggregate revenues of approximately $4.4 billion and food and beverage sales in excess of $800 million. During his 33-year career with Disney, he was involved with the opening phase of two theme parks, one water park, a retail/dining/entertainment venue, and 12 resort hotels on three continents. Mr. Robinson also assisted in the planning and development of two resort hotels in Tokyo, Japan, working with the Oriental Land Company owners.

Mr. Robinson has also served on the board of directors of Denny’s Corporation, a casual restaurant business, since March 2008, and is on a local advisory board of BB&T Corporation in Orlando, Florida.

Mr. Robinson holds a Bachelor of Science degree in microbiology from the University of Central Florida, and completed coursework through the Master’s in Business Administration program at Rollins College.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 27,000 animals in need over the last 50 years.

SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens® and Sea Rescue®. Over its more than 50-year history, the company has built a diversified portfolio of 11 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection of over 800 species of animals. The company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the company's press releases, SEC filings and other notices by e-mail by registering at that website.

Contacts:

Media Inquiries:

Aimée Jeansonne Becka

407-226-5258

Aimee.Jeansonne-Becka@SeaWorld.com

Investor Relations:

Mark Trinske, Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com